PRIMERICA REPORTS THIRD QUARTER 2025 RESULTS

Record Investment and Savings Products (ISP) sales of $3.7 billion, up 28%

Record ISP client asset values, ending the quarter at $126.8 billion, up 14%

Life-licensed sales force of 152,200, up 2% compared to September 30, 2024

Term Life net premiums increased 3%; adjusted direct premiums grew 5%

Net earnings per diluted share (EPS) of $6.35 compared to EPS from continuing operations of $5.72 in the prior year period; Diluted adjusted operating EPS of $6.33 compared to $5.68 in the prior year period

Return on stockholder’s equity (ROE) of 35.9%; adjusted net operating income return on adjusted stockholders’ equity (ROAE) of 36.2%

Repurchases of $129 million of common stock during the quarter;

declared dividend of $1.04 per share payable on December 15, 2025

Duluth, GA, Nov. 5, 2025 – Primerica, Inc. (NYSE: PRI) reported financial results for the quarter ended September 30, 2025. Total revenues were $839.9 million, an increase of 8% from the third quarter of 2024. Net income of $206.8 million increased 6% when compared to net income from continuing operations in the prior year period, while net earnings per diluted share of $6.35 increased 11% compared to net earnings per diluted share from continuing operations in the prior year period.

During the third quarter of 2025, the Company completed its annual actuarial assumption review, which contributed to a net remeasurement gain of $23.1 million (including $23.4 million in the Term Life segment), or $0.54 after tax earnings per diluted share. The prior year period included a net remeasurement gain of $23.0 million (including $28.2 million in the Term Life segment), or $0.52 after tax earnings per diluted share.

The Company delivered strong adjusted operating financial results during the quarter including adjusted operating revenues of $838.9 million, up 9% year-over-year. Adjusted net operating income totaled $206.1 million, reflecting 7% growth compared to the third quarter of 2024, while diluted adjusted operating earnings per share of $6.33 increased 11%.

“Our third quarter results reflect solid and consistent performance across all segments,” said Glenn Williams, Chief Executive Officer of Primerica, Inc. “The Investment and

Savings Products segment maintained strong momentum and Term Life delivered steady growth in premiums, demonstrating the strength and balance of our complementary business segments. These results highlight the effectiveness of our business model and our ongoing commitment to empowering middle-income families to make confident financial decisions.”

Third Quarter Distribution & Segment Results

Distribution Results
	Q3 2025	Q3 2024	% Change
Life-Licensed Sales Force	152,200	148,890	2%
Recruits	101,156	142,655	(29)%
New Life-Licensed Representatives	12,482	14,349	(13)%
Life Insurance Policies Issued	79,379	93,377	(15)%
Life Productivity (1)	0.17	0.21	*
Issued Term Life Face Amount ($ billions) (2)	$27.1	$30.8	(12)%
ISP Product Sales ($ billions)	$3.7	$2.9	28%
Average Client Asset Values ($ billions)	$123.1	$108.2	14%
Closed U.S. Mortgage Volume ($ million brokered)	$143.4	$105.4	36%

(1)
Life productivity equals the average monthly policies issued divided by the average number of life insurance licensed representatives.
(2)
Includes face amount on issued term life policies, additional riders added to existing policies, and face increases under increasing benefit riders.

* Not calculated or less than 1%

Segment Results
	Q3 2025	Q3 2024	% Change
	($ in thousands)
Adjusted Operating Revenues:
Term Life Insurance	$463,301	$450,306	3%
Investment and Savings Products	318,788	266,073	20%
Corporate and Other Distributed Products (1)	56,790	53,711	6%
Total adjusted operating revenues (1)	$838,879	$770,090	9%

Adjusted Operating Income (Loss) Before Income Taxes:
Term Life Insurance	$172,685	$178,354	(3)%
Investment and Savings Products	94,222	79,911	18%
Corporate and Other Distributed Products (1)	3,799	(5,713)	NM
Total adjusted operating income before income taxes (1)	$270,706	$252,552	7%

(1)
See the Non-GAAP Financial Measures section and the Adjusted Operating Results reconciliation tables at the end of this release for additional information.

Life Insurance Licensed Sales Force

The sales force continued to grow, ending the third quarter of 2025 with 152,200 life licensed representatives, increasing 2% compared to September 30, 2024. The number of recruits and new life licenses remained solid relative to non-convention years, although both declined compared to strong results in the third quarter of 2024. During the third quarter of 2025, the Company recruited 101,156 people and 12,482 individuals obtained a new life insurance license, down 29% and 13%, respectively, against the prior year period’s record levels.

Term Life Insurance

During the third quarter of 2025, the Company issued 79,379 new life insurance policies, decreasing 15% year-over-year. Productivity as measured by the average monthly rate of new policies issued per life-licensed independent sales representative was 0.17.

During the third quarter of 2025, Term Life revenues were $463.3 million, increasing 3% year-over-year, driven by 5% growth in adjusted direct premiums. Pre-tax operating income of $172.7 million (including a $23.4 million remeasurement gain), decreased 3% compared to pre-tax operating income of $178.4 million (including a $28.2 million remeasurement gain), in the third quarter of 2024. The net remeasurement gain in the third quarter of 2025 was primarily driven by lower mortality assumption change. The benefits and claims ratio was 54.9% compared to 53.2% in the prior year period. The DAC amortization and insurance commissions ratio at 12.2% and insurance expenses ratio at 7.5% remained stable compared to the prior year period. The Term Life Insurance operating margin of 25.4% in the third quarter of 2025 was favorably impacted by the remeasurement gain. Excluding the remeasurement gain from both periods, the operating margin remained largely consistent year-over-year.

Investment and Savings Products

During the third quarter of 2025, total product sales of $3.7 billion was the highest quarterly result in the Company’s history, representing a 28% increase compared to the prior year period. Strong demand across all product lines helped drive sales growth, while favorable equity markets and continued net inflows resulted in a 14% increase in client asset values year-over-year. Net inflows during the third quarter of 2025 were $363 million compared to $255 million in the prior year period.

Third quarter revenues of $318.8 million increased 20% compared to the prior year period, while income before income taxes of $94.2 million increased 18%. Growth in revenues from sales-based commissions slightly outpaced the growth in revenue-generating sales due to the continued strong demand for variable annuities. Sales-based commission expenses grew in line with sales-based commission revenues. Asset-based commission revenues grew 21% compared to growth in average client asset values of 14%. The favorable mix-shift toward U.S. managed accounts and Canadian mutual funds sold under the principal distributor model continued to support higher asset-based commissions. Asset-based commission expenses grew in line with asset-based commission revenues.

Corporate and Other Distributed Products

During the third quarter of 2025, the segment recorded pre-tax adjusted operating income of $3.8 million compared to a pre-tax adjusted operating loss of $5.7 million in the prior year period. The current year period benefited from higher net investment income primarily due to growth in the size of the portfolio, while the prior year period included a $5.2 million remeasurement loss on a closed book of non-term life insurance business.

Taxes

The effective income tax rate was 23.9% during the third quarter of 2025 compared to the effective income tax rate from continuing operations of 23.5% in the third quarter of 2024.

Capital

The Company repurchased 480,272 shares of common stock for $129 million during the third quarter of 2025 and the Board of Directors has approved a dividend of $1.04 per share, payable on December 15, 2025, to stockholders of record on November 21, 2025. Primerica Life Insurance Company’s statutory risk-based capital (RBC) ratio was estimated to be about 515% as of September 30, 2025.

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company presents certain non-GAAP financial measures. Specifically, the Company presents adjusted direct premiums, other ceded premiums, adjusted operating revenues, adjusted operating income before income taxes, adjusted net operating income, diluted adjusted operating earnings per share and adjusted stockholders' equity.

Adjusted direct premiums and other ceded premiums are net of amounts ceded under coinsurance transactions that were executed concurrent with our initial public offering (the “IPO coinsurance transactions”) for all periods presented. We exclude amounts ceded under the IPO coinsurance transactions in measuring adjusted direct premiums and other ceded premiums to present meaningful comparisons of the actual premiums economically maintained by the Company. Amounts ceded under the IPO coinsurance transactions will continue to decline over time as policies terminate within this block of business.

Adjusted operating revenues, adjusted operating income before income taxes, adjusted net operating income and diluted adjusted operating earnings per share exclude the impact of investment gains (losses), including credit impairments, and fair value mark-to-market (“MTM”) investment adjustments for all periods presented. We exclude investment gains (losses), including credit impairments, and MTM investment adjustments in measuring these non-GAAP financial measures to eliminate period-over-period fluctuations that may obscure comparisons of operating results due to items such as the timing of recognizing gains (losses) and market pricing variations prior to an invested asset’s maturity or sale that are not directly associated with the Company’s insurance operations.

Adjusted operating income before taxes, adjusted net operating income and diluted adjusted operating earnings per share also exclude corporate restructuring and related charges associated with the decision to exit the senior health business. We exclude these items from our non-GAAP financial measures as they are not useful in evaluating the Company’s ongoing operations.

Adjusted net operating income and diluted adjusted operating earnings per share also exclude the tax effect of pre-tax operating adjustments. We exclude these items from our non-GAAP financial measures as they represent the tax effect of pre-tax operating adjustments and/or non-recurring items that will cause incomparability between period-over-period results.

Adjusted stockholders’ equity excludes the impact of net unrealized investment gains (losses) recorded in accumulated other comprehensive income (loss) for all periods presented. We exclude unrealized investment gains (losses) in measuring adjusted stockholders’ equity as unrealized gains (losses) from the Company’s available-for-sale securities are largely caused by market movements in interest rates and credit spreads that do not necessarily correlate with the cash flows we will ultimately realize when an available-for-sale security matures or is sold. Adjusted stockholders’ equity also excludes the difference in future policy benefits calculated using the current discount rate and future policy benefits calculated using the locked-in discount rate at contract issuance recognized in accumulated other comprehensive income (loss). We exclude the impact from the difference in the discount rate in measuring adjusted stockholders' equity as such difference is caused by market movements in interest rates that are not permanent and may not align with the cash flows we will ultimately incur when policy benefits are settled.

Our definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of the core ongoing business. These measures have limitations and users should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Reconciliations of GAAP to non-GAAP financial measures are attached to this release.

Earnings Webcast Information

Primerica will hold a webcast on Thursday, November 6, 2025, at 10:00 a.m. (ET), to discuss the quarter’s results. To access the webcast, go to https://investors.primerica.com at least 15 minutes prior to the event to register, download and install any necessary software. A replay of the call will be available for approximately 30 days. This release and a detailed financial supplement will be posted on Primerica’s website.

Forward-Looking Statements

Except for historical information contained in this press release, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from anticipated or projected results. Those risks and uncertainties include, among others, our failure to continue to attract and license new recruits, retain independent sales representatives or license or maintain the licensing of independent sales representatives; laws or regulations that could apply to our distribution model, which could require us to modify our distribution structure; changes to the independent contractor status of sales representatives; our or independent sales representatives’ violation of or non-compliance with laws and regulations; litigation and regulatory investigations and actions concerning us or independent sales representatives; differences between our actual experience and our expectations regarding mortality, persistency, disability or insurance as reflected in the pricing for our insurance policies; changes in federal, state and provincial legislation or regulation that affects our insurance, investment product and mortgage businesses; our failure to meet regulatory capital ratios or other minimum capital and surplus requirements; a significant downgrade by a ratings organization; the failure of our reinsurers or reserve financing counterparties to perform their obligations; the failure of our investment products to remain competitive with other investment options or the loss of our relationship with one or more of the companies whose investment products we provide; heightened standards of conduct or more stringent licensing requirements for independent sales representatives; inadequate policies and procedures regarding suitability review of client transactions; revocation of our subsidiary’s status as a non-bank custodian; a significant change to or disruption in the mortgage lenders’ mortgage businesses or an inability of the mortgage lenders to satisfy their contractual obligations to us; changes in prevailing mortgage interest rates or U.S. monetary policies that affect mortgage interest rates; economic downcycles that impact our business, financial condition and results of operations; major public health pandemics, epidemics or outbreaks or other catastrophic events; the failure of our or a third-party partner’s information technology systems, breach of our information security, failure of our business continuity plan or the loss of the Internet; any failure to protect the confidentiality of client information; the current legislative and regulatory climate with regard to privacy and cybersecurity; cyber-attack(s), security breaches; the effects of credit deterioration and interest rate fluctuations on our invested asset portfolio and other assets; incorrectly valuing our investments; changes in accounting standards may impact how we record and report our financial condition and results of operations; the inability of our subsidiaries to pay dividends or make distributions; laws and regulations in the U.S. and Canada, executive branch actions, orders and policies, judicial rulings and decisions by public officials impacting our business; the legislative and regulatory environment regarding climate change; litigation and regulatory investigations and actions; a significant change in the competitive environment in which we operate; the loss of key personnel or sales force leaders; the efficiency and success of business initiatives to enhance our technology, products and services; inability to effectively execute our corporate strategy; and fluctuations in the market price of our common stock or Canadian currency exchange rates. These and other risks and uncertainties affecting us are more fully described in our filings with the Securities and Exchange Commission, which are available in the "Investor Relations" section of our website at https://investors.primerica.com. Primerica assumes no duty to update its forward-looking statements as of any future date.

About Primerica, Inc.

Primerica, Inc., headquartered in Duluth, GA, is a leading provider of financial products and services to middle-income households in North America. Independent licensed representatives educate Primerica clients about how to better prepare for a more secure financial future by assessing their needs and providing appropriate solutions through term life insurance, which we underwrite, and mutual funds, annuities and other financial products, which we distribute primarily on behalf of third parties. We insured over 5.5 million lives and had approximately 3.0 million client investment accounts on December 31, 2024. Primerica, through its insurance company subsidiaries, was the #3 issuer of Term Life insurance coverage in the United States and Canada in 2024. Primerica stock is included in the S&P MidCap 400 and the Russell 1000 stock indices and is traded on The New York Stock Exchange under the symbol “PRI”.

Investor Contact:

Nicole Russell

470-564-6663
Email: Nicole.Russell@Primerica.com

Media Contact:

Susan Chana

404-229-8302

Email: Susan.Chana@Primerica.com

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	(unaudited)
	September 30, 2025	December 31, 2024
	(In thousands)
Assets
Investments:
Fixed-maturity securities available-for-sale, at fair value	$3,147,647	$2,946,126
Fixed-maturity security held-to-maturity, at amortized cost	1,241,540	1,303,880
Equity securities, at fair value	26,186	27,144
Trading securities, at fair value	12,803	3,011
Policy loans and other invested assets	54,099	50,881
Total investments	4,482,275	4,331,042
Cash and cash equivalents	644,855	687,821
Accrued investment income	28,949	28,100
Reinsurance recoverables	2,596,597	2,744,165
Deferred policy acquisition costs, net	3,863,442	3,680,430
Agent balances, due premiums and other receivables	301,114	282,607
Intangible asset	45,275	45,275
Income taxes	128,313	122,664
Operating lease right-of-use assets	42,986	47,023
Other assets	400,078	403,608
Separate account assets	2,313,874	2,209,287
Total assets	$14,847,758	$14,582,022

Liabilities and stockholders' equity
Liabilities:
Future policy benefits	$6,816,778	$6,503,064
Unearned and advance premiums	16,225	15,606
Policy claims and other benefits payable	477,785	488,350
Other policyholders' funds	368,232	402,323
Note payable	595,114	594,512
Surplus note	1,241,263	1,303,556
Income taxes	52,118	115,611
Operating lease liabilities	50,892	55,478
Other liabilities	515,052	549,160
Payable under securities lending	104,535	86,034
Separate account liabilities	2,313,874	2,209,287
Total liabilities	12,551,868	12,322,981

Stockholders' equity:

Common stock	321	334
Retained earnings	2,319,750	2,231,483
Accumulated other comprehensive income (loss), net of income tax:
Effect of change in discount rate assumptions on the liability for future policy benefits	89,692	224,833
Unrealized foreign currency translation gains (losses)	(22,191)	(34,767)
Net unrealized gains (losses) on available-for-sale securities	(91,682)	(162,842)
Total stockholders' equity	2,295,890	2,259,041
Total liabilities and stockholders' equity	$14,847,758	$14,582,022

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

	Three months ended September 30,
	2025	2024
	(In thousands, except per-share amounts)
Revenues:
Direct premiums	$868,651	$852,452
Ceded premiums	(414,104)	(412,645)
Net premiums	454,547	439,807
Commissions and fees	325,490	271,901
Net investment income	42,431	41,109
Investment gains (losses)	652	2,209
Other, net	16,732	19,103
Total revenues	839,852	774,129

Benefits and expenses:
Benefits and claims	172,152	164,363
Future policy benefits remeasurement (gain) loss	(23,114)	(23,019)
Amortization of deferred policy acquisition costs	81,498	75,539
Sales commissions	174,688	142,254
Insurance expenses	64,131	63,529
Insurance commissions	5,499	7,180
Interest expense	5,985	6,093
Other operating expenses	87,334	83,612
Total benefits and expenses	568,173	519,551
Income from continuing operations before income taxes	271,679	254,578
Income taxes from continuing operations	64,886	59,841
Income from continuing operations	206,793	194,737
Loss from discontinued operations, net of income tax	-	(30,364)
Net income	$206,793	$164,373

Basic earnings per share:
Continuing operations	$6.36	$5.73
Discontinued operations	-	(0.89)
Basic earnings per share	$6.36	$4.84

Diluted earnings per share:
Continuing operations	$6.35	$5.72
Discontinued operations	-	(0.89)
Diluted earnings per share	$6.35	$4.83

Weighted-average shares used in computing earnings per share:
Basic	32,404	33,834
Diluted	32,451	33,891

PRIMERICA, INC. AND SUBSIDIARIES
Consolidated Adjusted Operating Results Reconciliation
(Unaudited)

	Three months ended September 30,
	2025	2024	% Change
	(In thousands, except per-share amounts)
Total revenues	$839,852	$774,129	8%
Less: Investment (losses) gains	652	2,209
Less: 10% deposit asset MTM included in NII	321	1,830
Adjusted operating revenues	$838,879	$770,090	9%

Income from continuing operations before income taxes	$271,679	$254,578	7%
Less: Investment (losses) gains	652	2,209
Less: 10% deposit asset MTM included in NII	321	1,830
Less: Restructuring costs	-	(2,013)
Adjusted operating income before income taxes	$270,706	$252,552	7%

Income from continuing operations	$206,793	$194,737	6%
Less: Investment (losses) gains	652	2,209
Less: 10% deposit asset MTM included in NII	321	1,830
Less: Restructuring costs	-	(2,013)
Less: Tax impact of preceding items	(232)	(476)
Adjusted net operating income	$206,052	$193,187	7%

Diluted earnings per share from continuing operations	$6.35	$5.72	11%
Less: Net after-tax impact of operating adjustments	0.02	0.04
Diluted adjusted operating earnings per share	$6.33	$5.68	11%

TERM LIFE INSURANCE SEGMENT
Adjusted Premiums Reconciliation
(Unaudited)

	Three months ended September 30,
	2025	2024	% Change
	(In thousands)
Direct premiums	$864,047	$847,626	2%
Less: Premiums ceded to IPO coinsurers	185,392	198,726
Adjusted direct premiums	678,655	648,900	5%

Ceded premiums	(412,935)	(411,526)
Less: Premiums ceded to IPO coinsurers	(185,392)	(198,726)
Other ceded premiums	(227,543)	(212,800)
Net premiums	$451,112	$436,100	3%

CORPORATE AND OTHER DISTRIBUTED PRODUCTS SEGMENT
Adjusted Operating Results Reconciliation
(Unaudited)

	Three months ended September 30,
	2025	2024	% Change
	(In thousands)
Total revenues	$57,763	$57,750	*
Less: Investment gains (losses)	652	2,209
Less: 10% deposit asset MTM included in NII	321	1,830
Adjusted operating revenues	$56,790	$53,711	6%

Income (loss) before income taxes	$4,772	$(3,687)	NM
Less: Investment gains (losses)	652	2,209
Less: 10% deposit asset MTM included in NII	321	1,830
Less: Restructuring costs	-	(2,013)
Adjusted operating income (loss) before income taxes	$3,799	$(5,713)	NM

* Not calculated or less than 1%

PRIMERICA, INC. AND SUBSIDIARIES
Adjusted Stockholders' Equity Reconciliation
(Unaudited)

	September 30, 2025	December 31, 2024	% Change
	(In thousands)
Stockholders' equity	$2,295,890	$2,259,041	2%
Less: Net unrealized gains (losses) on available-for-sale securities	(91,682)	(162,842)
Less: Effect of change in discount rate assumptions on the liability for future policy benefits	89,692	224,833
Adjusted stockholders' equity	$2,297,880	$2,197,050	5%